EXHIBIT 8.1


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                      MALIZIA, SPIDI, SLOANE & FISCH, P.C.
                                ATTORNEYS AT LAW
                               1301 K STREET, N.W.
                                 SUITE 700 EAST
                             WASHINGTON, D.C. 20005
                                 (202) 434-4660
                            FACSIMILE: (202) 434-4661

                                                    WRITERS'S DIRECT DIAL NUMBER


August 25, 1998

Board of Directors
Ridgewood Savings Bank of New Jersey
531 North Maple Avenue
Ridgewood, New Jersey  07450

Dear Board Members:

         In accordance with your request, set forth herein below is the opinion of this firm regarding certain federal income tax consequences of the proposed reorganization of Ridgewood Savings Bank of New Jersey (the "Bank") from a New Jersey-chartered mutual savings bank into a New Jersey mutual savings bank holding company (the "Mutual Holding Company"), the formation of a capital stock corporation as a majority-owned subsidiary of Mutual Holding Company (the "Stock Holding Company"), and the conversion of the Bank to a New Jersey- chartered stock savings bank successor to the Bank (the "Reorganization") which will subsequently become the wholly-owned subsidiary of the Stock Holding Company pursuant to the Plan of Reorganization and Stock Issuance from a State Mutual Savings Bank to a State Mutual Savings Bank Holding Company adopted by the Board of Directors of the Bank on June 22, 1998 (the "Plan of Reorganization"). The Reorganization and its component and related transactions are described in the Plan of Reorganization. We are rendering this opinion pursuant to Section 5.H. of the Plan of Reorganization. As used in this letter, "Mutual Bank" refers to the Bank before the Reorganization and "Stock Bank" refers to the Bank after the Reorganization. All other capitalized terms used but not defined in this letter shall have the meanings assigned to them in the Plan of Reorganization.

         The Reorganization will be effected, pursuant to the Plan of Reorganization, as follows: (i) Mutual Bank will organize the Mutual Holding Company which will initially be organized in stock form and exist as Mutual Bank's wholly-owned subsidiary; (ii) Mutual Holding Company will organize the Stock Holding Company under New Jersey law as a wholly owned subsidiary; and
(iii)  Mutual  Holding  Company  will also  organize an interim New Jersey stock savings bank as its wholly-owned subsidiary ("Interim"). The following transactions will then occur simultaneously: (iv) Mutual Bank will exchange its charter for a New Jersey stock savings bank charter and thereby become Stock Bank (the "Conversion"); (v) the Mutual Holding Company will cancel its outstanding stock and exchange its charter for a New Jersey mutual savings bank holding company charter and thereby become the "Mutual Holding Company;" (vi) Interim will merge with and into Stock Bank with Stock Bank being the surviving institution; and (vii) the initially issued shares of common stock of Stock Bank (which will be constructively


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Board of Directors
August 25, 1998
Page 2

received by former Mutual Bank members when Mutual Bank becomes Stock Bank pursuant to step (iv) will be issued to the Mutual Holding Company in exchange for membership interests in the Mutual Holding Company (the "Exchange"). As a result of these transactions, (a) Stock Bank will be a wholly-owned subsidiary of the Mutual Holding Company, (b) Stock Holding Company will also be a wholly-owned subsidiary of the Mutual Holding Company, and (c) the former members of Mutual Bank will own membership interests in the Mutual Holding
Company. Finally, the Mutual Holding Company will transfer 100% of the outstanding stock of Stock Bank into Stock Holding Company, making Stock Bank the wholly-owned subsidiary of Stock Holding Company.

         The Stock Holding Company may in the future offer for sale up to 49.9% of its common stock, with priority subscription rights granted in descending order to certain depositors in the Mutual Bank, to certain employee stock benefit plans of the Stock Bank, to other members of the Mutual Bank and to certain members of the general public. Although the Stock Holding Company may in the future sell its common stock, the Stock Holding Company will always remain a majority-owned subsidiary of the Mutual Holding Company.

         In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan of Reorganization and of such corporate records of the parties to the Reorganization as we have deemed appropriate. We have also relied, without independent verification, upon the representations of Mutual Bank included in the letter dated August 24, 1998 from this law firm to the Internal Revenue Service (the "Service") requesting certain rulings as to the federal income tax treatment of the Reorganization (the "Ruling Request"). We have assumed that such representations are true and that the parties to the Reorganization will act in accordance with the Plan of Reorganization. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

         Based on and subject to the foregoing, it is our opinion that for federal income tax purposes, under current law -

         (a) With regard to the Conversion:

         (1) the Conversion will constitute a reorganization under section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the Code"), and the Bank (in either its status as Mutual Bank or Stock Bank) will recognize no gain or loss as a result of the Conversion;

         (2) The basis of each asset of Mutual Bank held by Stock Bank immediately after the Conversion will be the same as Mutual Bank's basis for such asset immediately prior to the Conversion;



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Board of Directors
August 25, 1998
Page 3

         (3) the holding period of each asset of Mutual Bank held by Stock Bank immediately after the Conversion will include the period during which such asset was held by Mutual Bank prior to the Conversion:

         (4) for purposes of Code section 381(b), Stock Bank will be treated as if there had been no reorganization and, accordingly, the taxable year of the Mutual Bank will not end on the effective date of the Conversion and the tax attributes of Mutual Bank (subject to application of Code sections 381, 382 and 384) will be taken into account by Stock Bank as if the Conversion had not occurred;

         (5) Mutual Bank's members will recognize no gain or loss upon their constructive receipt of shares of Stock Bank common stock solely in exchange for their mutual interest (i.e., liquidation and voting rights) in Mutual Bank;

         (6) no gain or loss will be recognized by members of Mutual Bank upon the issuance to them of deposits in Stock Bank in the same dollar amount and upon the same terms as their deposits in Mutual Bank;

         (b) With regard to the Exchange:

         (7) the Exchange will qualify as an exchange of property for stock under Code section 351;

         (8) the initial shareholders of Stock Bank (the former Mutual Bank members) will recognize no gain or loss upon the constructive transfer to the Mutual Holding Company of the shares of Stock Bank common stock they constructively receive in the Conversion in exchange for mutual interests (i.e., liquidation and voting rights) in the Mutual Holding Company;

         (9) the Mutual Holding Company will recognize no gain or loss upon its receipt from the initial shareholders of Stock Bank of shares of Stock Bank common stock in exchange for interests in the Mutual Holding Company;

         (c) With regard to the Mutual Holding Company's transfer of 100% of the common stock of Stock Bank to Stock Holding Company:

         (10) the Stock Holding Company will recognize no gain or loss upon its receipt of 100% of the common stock of Stock Bank from the Mutual Holding Company;

         (11) the Stock Holding Company's basis for each share of Stock Bank common stock received from Mutual Holding Company will be equal to the Mutual Holding Company's basis in such share of common stock transferred to the Stock Holding Company;



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Board of Directors
August 25, 1998
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         (12) the Mutual Holding Company will recognize no gain or loss upon its transfer of 100% of the common stock of Stock Bank to the Stock Holding Company; and

         This opinion is given solely for the benefit of the parties to the Plan of Reorganization, the shareholders of Stock Holding Company and the members of the Mutual Bank on the effective date of the Conversion, and may not be relied upon by any other party or entity or referred to in any document without our express written consent. We consent to the filing of this opinion as an exhibit to (i) the Registration Statement on Form SB-2 to be filed with the Securities and Exchange Commission on behalf of the Stock Holding Company, and (i) the regulatory applications which are required to be filed with the Commissioner of Banking of the State of New Jersey, the Federal Deposit Insurance Corporation, and the Board of Governors of the Federal Reserve System.

                                         Very truly yours,


                                         /s/MALIZIA, SPIDI, SLOANE & FISCH, P.C.
                                         ---------------------------------------
                                         MALIZIA, SPIDI, SLOANE & FISCH, P.C.